STOCKHOLDERS AGREEMENT, dated as of June 30,
                         1997 (this "Agreement"), by and among the stockholders of Genovese Drug Stores, Inc. (the "Company") who are signatories hereto and are listed in Schedule I annexed hereto (individually, a "Stockholder" and collectively, the
                         "Stockholders").


          WHEREAS each Stockholder owns beneficially or of record the number of fully paid and non-assessable shares of Class A Common Stock, par value $1.00 per share, of the Company ("Class A Stock") and Class B Common Stock, par value $1.00 per share, of the Company ("Class B Stock" and, together with the Class A Stock, "Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto;

          WHEREAS the Stockholders desire to enter into this Agreement to impose certain restrictions on and conditions precedent to the transfer of the Common Stock and voting of the Common Stock held by the Stockholders;


          NOW, THEREFORE, in consideration of the premises, obligations and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

                         Effective Date and Scope

          SECTION 1.01. Date of Effectiveness. This Agreement shall become effective as of its date (the "Effective Date").

          SECTION 1.02. Shares and Parties Governed. All shares of Common Stock and all securities convertible into or exchangeable for Common Stock now or hereafter beneficially owned by a Stockholder or any Permitted Transferee (as defined in Section 3.01), other than shares of Common Stock held under the Company's 401(k) employee benefit plan or held in trust under any other employee benefit plan of the Company, in any such case so long as they are held under such plan, shall be deemed "Stockholder Shares" and shall be subject to this Agreement.




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          SECTION 1.03. Certain Definitions. As used in this Agreement, the following terms have the indicated meanings, unless the context otherwise requires:

          An "affiliate" of a person means, with respect to such person, any other person directly or indirectly controlling (or sharing control of) or controlled by or under direct or indirect common control with such person. For the purposes of the foregoing, "control" (including, with correlative meaning, "controlled by" and "under common control with") as used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

          An "associate" of a person means, with respect to such person,
     (i) any corporation, partnership, limited liability company, unincorporated association or other entity of which such person is a director, officer, partner or member or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee, executor, administrator or in a similar fiduciary capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          The terms "beneficially owned" or "beneficial owner" have the meanings set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          The term "person" means any individual, group (as such term is used in Rule 13d-5 under the Exchange Act), corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government, agency or political subdivision thereof or other legal entity.

                                ARTICLE II

                   Transfer and Conversion Restrictions

          SECTION 2.01. General Restriction. Except as set forth in Article III, without the prior written consent of both Leonard A. Genovese and Frances Genovese Wangberg (the "Principal Stockholders"), no Stockholder or Permitted Transferee shall, directly or indirectly, whether voluntary or involuntary, sell, distribute, transfer, assign, pledge, hypothecate or otherwise dispose of (including, without limitation, by tendering such shares into a tender offer) or encumber (including, without limitation, by subjecting such shares to any proxy or voting agreement, trust or other arrangement except as set forth herein) any Stockholder Shares or any interest therein (all of which acts shall be deemed included in the term "transfer" as used in this Agreement).

          SECTION 2.02. Conversion or Exchange Restriction. Each Stockholder or Permitted Transferee agrees that so long as this Agreement is in effect, without the prior written consent of both of the Principal Stockholders, it will not convert or exchange any shares of Class B Stock into or for shares of Class A Stock except as required by Section 3.03.


                                ARTICLE III

                        Certain Permitted Transfers

          SECTION 3.01. Permitted Transfers. The Stockholders acknowledge and agree that any of the following transfers of Stockholder Shares shall be permitted without the prior written consent of the Principal Stockholders (and each of the persons to whom a transfer is made pursuant to any of clause (a), (b), (c) or (d) (other than, in the case of clause
(d), a transfer pursuant to clause (i) or (ii) of the proviso thereto) of this Section 3.01 is herein called a "Permitted Transferee"):

          (a) a transfer upon or consequent to the death of a Stockholder or Permitted Transferee to the executors, administrators, testamentary trustees, legatees or beneficiaries of a deceased Stockholder or Permitted Transferee; provided, however, that (i) the recipient of any such transfer shall be a descendant of Joseph Genovese, Sr., or a spouse of such a descendant and (ii) the transferee agrees to be bound by this Agreement as if named a Stockholder herein and executes a counterpart hereof (including a counterpart Schedule I) and such further documents as may be necessary, in the opinion of both of the Principal Stockholders, to make it a party hereto;

          (b) a transfer made to a descendant of Joseph Genovese, Sr., or a spouse of such a descendant, or to a trust, all of the beneficiaries and trustees of which, or to a corporation, partnership or limited liability company, all of the stockholders or partners or members of which, include only the Stockholder, a descendant of Joseph Genovese, Sr., or a spouse of such a descendant, or a trust for the sole benefit of one or more of the foregoing; provided, however, that the transferee agrees to be bound by this Agreement as if named a Stockholders herein and executes a counterpart hereof (including a counterpart Schedule I) and such further documents as may be necessary, in the opinion of both of the Principal Stockholders, to make it a party hereto;

          (c) a transfer by a Permitted Transferee of any Stockholder to such Stockholder or to any other Permitted Transferee of such Stockholder; provided, however, that the transferee agrees to be bound by this Agreement as if named a Stockholder herein and executes a counterpart hereof (including a counterpart Schedule I) and such further documents as may be necessary, in the opinion of both of the Principal Stockholders, to make it a party hereto;

          (d) a transfer made as a gift to a charitable organization; provided, however, that the transferee agrees to be bound by this Agreement as if named a Stockholder herein and executes a counterpart hereof (including a counterpart Schedule I) and such further documents as may be necessary, in the opinion of both of the Principal Stockholders, to make it a party hereto, unless (i) such transfer to any one organization or group of related organizations in any calendar year does not exceed 5,000 shares (adjusted for any stock splits, dividends or combinations subsequent to the Effective Date made to all holders of Common Stock) of Class A Stock (after giving effect to
     Section 3.03) or (ii) the entering into of this Agreement by the transferee would eliminate or materially reduce the tax benefits to the transferor associated with such gift;

          (e) a transfer of Class B Stock by the Trust established for the benefit of Viola Genovese pursuant to paragraph FIFTH of the Last Will and Testament of Joseph Genovese, Sr. upon the death of Viola Genovese, pursuant to clause (A) of subparagraph III of such paragraph FIFTH;

          (f) a transfer made to (i) a financial institution in connection with a pledge or foreclosure of a pledge made to secure a bona fide personal loan or (ii) the Company in connection with a pledge or foreclosure of a pledge made to secure indebtedness or any other obligation to the Company; provided, that any pledge entered into after the Effective Date shall provide that as a condition to any foreclosure on any shares of Class B Stock, such shares shall be converted into or exchanged for shares of Class A Stock in accordance with Section 3.03; and

          (g) a transfer made as a gift to any person of not in excess of 2,000 shares (adjusted for any stock splits, dividends or combinations subsequent to the Effective Date made to all holders of Common Stock) of Class A Stock (after giving effect to Section 3.03) in any calendar year.

          SECTION 3.02. Public Distribution. Notwithstanding anything to the contrary set forth in this Agreement, any Stockholder may sell some or all of such Stockholder's Stockholder Shares as part of a public offering registered under the Securities Act of 1933 (the "Securities Act") or a sale in the public market in a transaction exempt from registration under the Securities Act that would not result in any person, together with its affiliates and associates, owning more than 5% of the total outstanding Class A Stock taking into account all shares subject to outstanding options or securities convertible into or exchangeable for the Class A Stock (including the Class B Stock) beneficially owned by such person but without giving effect to any such shares or securities not beneficially owned by such person.

          SECTION 3.03. Conversion to Class A Shares. Any shares of Class B Stock to be transferred pursuant to Section 3.01(d), foreclosures under
Section 3.01(f)(i) (it being understood that this Section 3.03 shall not apply to foreclosures on pledges entered into prior to the Effective Date unless the pledge agreement or similar documentation would not prohibit such conversion or exchange), Section 3.01(g) or Section 3.02 shall be converted into or exchanged for shares of Class A Stock prior to such transfer.

          SECTION 3.04. Notice of Transfer. Each Stockholder agrees that it will provide written notice to each Principal Stockholder at least 10 days in advance of any transfer proposed to be made by such Stockholder to a Permitted Transferee pursuant to this Article III.


                                ARTICLE IV

                             Voting Agreement

          SECTION 4.01. Until the termination of this Agreement in accordance with its terms, each Stockholder and each of such Stockholder's Permitted Transferees agrees that on all matters that are put to a vote (or action by written consent) of the stockholders of the Company, including, without limitation, the election of directors, a merger, consolidation, sale, acquisition or other business combination involving the Company and amendments to the Company's certificate of incorporation or by-laws, it will vote (or act by written consent with respect to) its Stockholder Shares as directed in writing by both of the Principal Stockholders; provided, however, that if the Principal Stockholders cannot agree as to how the Stockholder Shares shall be voted, the Stockholder Shares shall be voted in accordance with the recommendation of the Company's Board of Directors.

          SECTION 4.02. Irrevocable Proxy. In order to effectuate Section
4.01 and in addition to and not in lieu of Section 4.01, each Stockholder hereby irrevocably for the term of this Agreement appoints each of Leonard
A. Genovese and Frances Genovese Wangberg as such Stockholder's proxy, each with full power to act alone and with full power of substitution, to represent and to vote (or to act by written consent with respect to) in accordance with Section 4.01 all of the Stockholder Shares beneficially owned by such Stockholder and entitled to be voted by such Stockholder.

                                 ARTICLE V

                         Stock Certificate Legend

          A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Stockholder Shares owned by the Stockholders and their Permitted Transferees shall bear upon its face the following legend:

          THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS
     CERTIFICATE IS RESTRICTED UNDER THE TERMS OF A

     STOCKHOLDERS AGREEMENT DATED AS OF JUNE 30, 1997, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE COMPANY. IN ADDITION, THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND
     CONDITIONS OF A VOTING AGREEMENT CONTAINED IN ARTICLE IV OF THE STOCKHOLDERS AGREEMENT REFERRED TO ABOVE.

Such legend may be placed on the certificate by the Stockholder or by the Company (or its agent) upon the Stockholder's request. Upon any transfer of Stockholder Shares by a Stockholder or a Permitted Transferee to a Permitted Transferee in which one or more new certificates in respect of such shares are to be issued, the Stockholder or the Permitted Transferee shall request that the Company cause such new certificate or certificates to bear the above legend. Upon any transfer of Stockholder Shares pursuant to clause (i) or (ii) of the proviso to Section 3.01(d) or pursuant to
Section 3.01(e), Section 3.01(f), Section 3.01(g) or Section 3.02, any Stockholder may exchange the legended certificates representing the shares to be so transferred for certificates not bearing the above legend.


                                ARTICLE VI

                         Miscellaneous Provisions

          SECTION 6.01. Binding Effect; No Assignment. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and, to the extent permitted hereby, assigns. This Agreement and the rights and obligations of the parties hereunder may not be assigned in whole or in part.

          SECTION 6.02. Recapitalization, Exchanges, etc., Affecting the Company's Capital Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to the Stockholder Shares and to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued to the Stockholders and their Permitted Transferees in respect of, in exchange for or in substitution of, the Stockholder Shares, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitaliza tion, reclassification, merger, consolidation or otherwise.

          SECTION 6.03. Amendments; Waivers. This Agreement may be amended, and compliance with its provisions may be waived, only by a written instrument signed by both of the Principal Stockholders.

          SECTION 6.04. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is delivered, at the following address: in care of Gene L. Wexler, Esq., Genovese Drug Stores, Inc., 80 Marcus Drive, Melville, NY 11747, or at such other address as the parties hereto shall have specified by notice in writing to the other parties.

          SECTION 6.05. Applicable Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

          SECTION 6.06. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the voting and transfer of Stockholder Shares.

          SECTION 6.07. Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

          SECTION 6.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          SECTION 6.09. Additional Stockholders. From time to time other persons that are the record or beneficial owners of Common Stock may become a party to this Agreement, subject to the written consent of, and upon such terms and conditions as shall be agreed by, the Principal Stockholders. Upon execution and delivery, after the date hereof, of a counterpart signature page to this Agreement setting forth such person's name and a counterpart Schedule I setting forth the number and class of shares of Common Stock beneficially owned by such person and the address at which such person shall receive notices if other than as set forth in Section 6.04, such person shall become a party hereto and shall be bound hereby with the same force and effect as if originally named as a Stockholder hereunder. The rights and obligations of each Stockholder hereunder shall remain in full force and effect notwithstanding the addition of any new Stockholder as a party to this Agreement.

          SECTION 6.10. Termination. This Agreement shall terminate on the earlier of (a) the date that is ten years from the Effective Date and (b) the death or mental incapacity of either of the Principal Stockholders, unless earlier terminated by written agreement of the Principal Stockholders or extended by amendment of this Agreement in accordance with
Section 6.03.

          SECTION 6.11. Specific Performance. (a) The parties hereto acknowledge that the benefits to them under this Agreement are unique, that they are willing to enter into this Agreement only upon performance by each other of all of their obligations hereunder and that monetary damage would not afford adequate remedy for failure to perform any such obligations hereunder. Accordingly, the parties hereby consent to specific performance of their obligations hereunder and waive any requirement for securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief to enforce their rights hereunder.

          (b) The parties agree that, in the event any controversy or claim between any of the parties arising out of or relating to this Agreement shall result in litigation, the appropriate court in the State of Delaware shall have jurisdiction to hear and decide such matter, and each party hereby submits to the jurisdiction of any such court in which any such suit or proceeding is so instituted. The parties further acknowledge and agree that such court is a convenient forum for litigation of any controversy or claim arising out or of relating to this Agreement.


          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.



                                        /s/ Leonard A. Genovese
                                        Name:  Leonard A. Genovese, in his
                                               capacity as Trustee of the
                                               Trust established for the
                                               benefit of Viola Genovese
                                               pursuant to paragraph FIFTH
                                               of the Last Will and
                                               Testament of Joseph Genovese,
                                               Sr.; in his capacity as Co-
                                               Trustee of the Trust
                                               established for the benefit
                                               of Francis Genovese Wangberg
                                               pursuant to paragraph FOURTH
                                               of the Last Will and
                                               Testament of Joseph Genovese,
                                               Jr.; and individually


                                        /s/ Frances Genovese Wangberg
                                        Name:  Frances Genovese Wangberg, in
                                               her capacity as Co-Trustee of
                                               the Trust established for the
                                               benefit of Frances Genovese
                                               Wangberg pursuant to
                                               paragraph FIFTH of the Last
                                               Will and Testament of Joseph
                                               Genovese, Jr.; and
                                               individually

                                                                 SCHEDULE I



                                                  Number of
                                                   Class A
                                  Number of        Shares        Number of
                                   Class A       Subject to       Class B
              Name                 Shares         Options         Shares

Leonard A. Genovese                92,520         226,310         1,255,651

Frances Genovese Wangberg           5,392          19,336           187,289

Trust under the Will of the late                                  1,732,339
  Joseph W. Genovese, Jr.

  Trustees: Leonard A. Genovese
            Frances Genovese
            Wangberg

Trust under the Will of the late                                    626,302
  Joseph Genovese, Sr.

  Trustee:  Leonard A. Genovese